Forbearance Agreement

This forbearance agreement, created on July 27, 2018 is entered into by and between SharedLABS, Inc., (Borrower), and Kishore Khandavalli (Lender).

WHEREAS, the Borrower has previously entered into a loan agreement with the Lender, with a principal amount of two million eight hundred and fifty thousand dollars, and an annual interest rate of 6.0%.

WHEREAS, the Borrower has failed to adhere to the agreed schedule for repaying said loan, and as a result without forbearance would be considered to have defaulted on the loan agreement’s terms,

WHEREAS, the Lender has agreed not to demand immediate payment of the total loan balance in accordance with the existing loan agreement, and has instead opted to grant the Borrower an extended opportunity to bring the loan’s balance current,

THEREFORE, The Borrower and Lender agree to the following terms of this forbearance agreement:

1. Forbearance

The Lender has agreed to extend the due date of the past due amount on the associated loan agreement until (the earlier of) either (i) additional equity or debt capital can be secured to make payments, or (ii) September 30, 2018, at which time all payments and interest currently due under the terms of the agreement, will be due. The Lender agrees to refrain from taking any action designed to demand or collect the loan’s balance prior to September 30, 2018.

Notwithstanding the foregoing, in the event that payment is not made on or by September 30, 2018, but Borrower has received a bonafide term sheet for financing or equity to come into the company, which it has provided to Lender and is in form reasonably acceptable to Lender, Lender will extend his forbearance by a period of not more than 30 days in order to allow payment to be made by or on behalf of Borrower to Lender.

3. Absence of Waiver

This forbearance agreement shall not constitute a waiver of any right or term contained in the original loan agreement documents or the Contribution Agreement. The Lender shall continue to enjoy the full legal protections and benefits outlined in the original loan agreement, the promissory note with respect to the loan, all other agreements, documents, and instruments with respect to the loan,

4. Authority

The parties signing this forbearance agreement hereby warrant that they are authorized to enter into agreements on behalf of the parties involved in the associated loan agreement, including without limitation this forbearance agreement.

5. Acceptance

By signing below, the Lender and Borrower agree to the terms of this forbearance agreement as an addendum to the existing loan agreement.

BORROWER	LENDER

/s/ Jason M. Cory	/s/ Kishore Khandavalli
Jason M. Cory, CEO	Kishore Khandavalli